Exhibit C

September 15, 2014

Leerink Partners LLC

RBC Capital Markets, LLC

as Representatives of the several Underwriters

c/o	Leerink Partners LLC

299 Park Avenue, 21st

Floor New York, New York 10176

Re:	Proposed Public Offering by Carbylan Therapeutics, Inc.

Ladies and Gentlemen:

The undersigned, a stockholder, officer and/or director of Carbylan Therapeutics, Inc., a Delaware corporation (the “Company”), understands that Leerink Partners LLC (“Leerink”) and RBC Capital Markets, LLC propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) with the Company providing for the public offering (the “Public Offering”) of shares (the “Securities”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”). In recognition of the benefit that such an offering will confer upon the undersigned as a stockholder, officer and/or director of the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees with each underwriter to be named in the Underwriting Agreement (collectively, the “Underwriters”) that, subject to the exceptions set forth in this letter agreement (this “Agreement”), during the period beginning on the date of the preliminary prospectus used in connection with the road show for the Public Offering and ending on, and including, the date that is 180 days from the date of the Underwriting Agreement (the “Lock-Up Period”), the undersigned will not, without the prior written consent of Leerink, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of the Company’s Common Stock or any securities convertible into or exchangeable or exercisable for Common Stock, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition (collectively, the “Lock-Up Securities”), or, subject to the provisions herein, exercise any right with respect to the registration of any of the Lock-up Securities, or file or cause to be filed any registration statement in connection therewith, under the Securities Act of 1933, as amended, or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-Up Securities, whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise. If the undersigned is an officer or director of the Company, the undersigned further agrees that the foregoing provisions shall be equally applicable to any issuer-directed Securities the undersigned may purchase in the Public Offering.

If the undersigned is an officer or director of the Company, (1) Leerink agrees that, at least three business days before the effective date of any release or waiver of the foregoing restrictions in connection with a transfer of shares of the Common Stock, Leerink will notify the Company of the impending release or waiver, and (2) the Company will agree in the Underwriting Agreement to announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver. Any release or waiver granted by Leerink hereunder to any such officer or director shall only be effective two business days after the publication date of such press release. The provisions of this paragraph will not apply if (i) the release or waiver is effected solely to permit a transfer not for consideration and (ii) the transferee has agreed in writing to be bound by the same terms described in this Agreement to the extent and for the duration that such terms remain in effect at the time of the transfer.

Notwithstanding the foregoing, and subject to the conditions below, the undersigned may transfer the Lock-Up Securities without the prior written consent of Leerink, provided that in the case of clauses (i) through (v) below, (1) Leerink receives a signed lock-up agreement on substantially the same terms set forth in this Agreement for the balance of the Lock-Up Period from each donee, trustee, distributee, or transferee, as the case may be, (2) any such transfer shall not involve a disposition for value, (3) only in the case of clauses (i) through (iv) below, such transfers are not required to be reported with the Securities and Exchange Commission on Form 4 in accordance with Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (4) the undersigned does not otherwise voluntarily effect any public filing or report regarding such transfers; provided, that, for clause (viii) below, other than in respect of warrants that will expire or automatically exercise by their terms in connection with the Public Offering, (1) such transfers are not required to be reported with the SEC on Form 4 in accordance with Section 16 of the Exchange Act and (2) the undersigned does not otherwise voluntarily effect any public filing or report regarding such transfers during the Lock-Up Period; provided further, that, for clause (ix) below, any shares of Common Stock received upon such conversion remain subject to the terms of this Agreement; and provided further, that for clause (xi) below, in the event that the tender offer, merger, consolidation or other such transaction is not completed, the Lock-Up Securities owned by the undersigned shall remain subject to the restrictions contained in this Agreement:

(i)	as a bona fide gift or gifts; or

(ii)	to the immediate family of the undersigned or any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned (for purposes of this Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin); or

(iii)	if the undersigned is an entity, as a distribution to the limited partners, members, stockholders or other equity holders of the undersigned or as a part of a disposition, transfer or distribution without consideration by the undersigned to its equity holders; or

(iv)	to the undersigned’s affiliates or to any investment fund or other entity controlled or managed by the undersigned; or

(v)	by will or intestate succession upon the death of the undersigned; or

(vi)	by operation of law, including pursuant to a qualified domestic order or in connection with a divorce settlement; or

(vii)	sell or transfer shares of Common Stock to the underwriters in the Public Offering; or

(viii)	transfer Lock-Up Securities to the Company upon a vesting event of the Company’s securities or to the Company upon the exercise or conversion of options or warrants to purchase the Company’s securities, in each case, on a “cashless” or “net exercise” basis or to cover tax withholding obligations of the undersigned in connection with such vesting or exercise; or

(ix)	convert shares of preferred stock of the Company into shares of Common Stock of the Company; or

(x)	transfer Lock-Up Securities to the Company pursuant to agreements under which the Company has the option to repurchase such Lock-Up Securities or the Company has a right of first refusal with respect to transfers of such Lock-Up Securities; or

(xi)	transfer Lock-Up Securities pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to all holders of Lock-Up Securities involving a change of control of the Company.

Furthermore, during the Lock-Up Period, the undersigned may (a) sell shares of Common Stock of the Company purchased by the undersigned on the open market following the Public Offering if and only if (i) such sales are not required during the Lock-Up Period to be reported in any press release or public report or filing with the Securities and Exchange Commission, or otherwise and (ii) the undersigned does not otherwise voluntarily effect any press release, public filing or report regarding such sales during the Lock-Up Period and (b) exercise any rights to purchase, exchange or convert any stock options granted pursuant to the Company’s equity incentive plans existing as of the date of the Underwriting Agreement or warrants or any other securities existing as of the date of the Underwriting Agreement, which securities are convertible into or exchangeable or exercisable for Common Stock, if and only if (but subject to clause (viii), including the proviso related to such clause, in the immediately preceding paragraph) the shares of Common Stock received upon such exercise, purchase, exchange or conversion shall remain subject to the terms of this Agreement.

In addition, the restrictions on transfer and disposition of the Lock-Up Securities during the Lock-Up Period shall not apply to the repurchase of Lock-Up Securities by the Company in connection with the termination of the undersigned’s employment or other service with the Company.

Notwithstanding anything herein to the contrary, nothing herein shall prevent the undersigned from establishing a 10b5-l trading plan that complies with Rule 10b5-l under the Exchange Act (“10b5-l Trading Plan”) or from amending an existing 10b5-l Trading Plan so long as there are no sales of Lock-Up Securities under such plans during the Lock-Up Period; and provided that the establishment of a 10b5-1 Trading Plan or the amendment of a 10b5-l Trading Plan, in either case, providing for sales of Lock-Up Securities shall only be permitted if (i) the establishment or amendment of such plan is not required to be reported in any public report or filing with the Securities and Exchange Commission, or otherwise and (ii) the undersigned does not otherwise voluntarily effect any public filing or report regarding the establishment or amendment of such plan.

In the event that Leerink releases, in full or in part, any officer, director or equity holder of the Company (a “Stockholder”) from the restrictions of any lock-up agreement signed by such Stockholder with the Underwriters (a “Triggering Release”), then the undersigned shall be released in the same manner from the restrictions of this Agreement (i.e., in an amount equal to the same percentage of the shares of Common Stock being released in the Triggering Release relative to the undersigned’s ownership of Common Stock at the time of the request of the Triggering Release); provided that (i) in order to request a Triggering Release, the Stockholder requesting the Triggering Release must make a request in writing to the Company setting forth the number of shares of Common Stock to be released; and (ii) the Company must (x) make a request in writing to Leerink setting forth for the Stockholder requesting the Triggering Release the number of shares of Common Stock for which such Stockholder is requesting a release and the number of shares of Common Stock that would be released for each other Stockholder as a result of the Triggering Release and (y) provide to Leerink the total number of shares of Common Stock outstanding as of the date of the request of such Triggering Release and certify in writing to the Underwriters that such number is true and accurate. In the event of a Triggering Release, the Company will use commercially reasonable efforts to notify the other Stockholders of the Triggering Release within three business days. If the Company fails to notify the undersigned within three business days of the Triggering Release, the failure to give such notice shall not give rise to any claim or liability against Leerink, or the Underwriters.

Notwithstanding the foregoing, no release by Leerink of any shares of Common Stock will constitute a Triggering Release (i) if the aggregate of such releases granted to any individual Stockholder requesting a release does not exceed an aggregate amount of $500,000 of shares of Common Stock during the Lock-Up Period (such value to be calculated using the closing or last reported sale price of the Common Stock on the date of each such release) (for the avoidance of doubt, all affiliates of the undersigned that are party to a lock-up agreement similar to this Agreement for the benefit of the Underwriters in connection with the proposed Underwriting Agreement shall be treated for this purpose, together with the undersigned, as a single Stockholder); or (ii) if the release, in full or in part, of any shares of Common Stock from the restrictions of this Agreement is in connection with an underwritten public offering, whether or not such offering or sale is wholly or partially a secondary offering of Common Stock during the Lock-Up Period (the “Underwritten Sale”) and then the shares of Common Stock held by the undersigned shall be released only if the undersigned enters into a new lock-up agreement with the underwriters of such Underwritten Sale with respect to the shares of Common Stock that are not being released, upon the terms and conditions reasonably satisfactory to the underwriters of such Underwritten Sale but with restrictions that will be no more restrictive than those set forth herein and only to the extent that the undersigned agrees to participate as a selling stockholder in the Underwritten Sale and to sell any of the shares of Common Stock released from the restrictions of this Agreement in such Underwritten Sale; provided that, with respect to clause (ii) of this paragraph, the undersigned, to the extent the undersigned has a contractual right to demand or require the registration of the Lock-Up Securities or otherwise “piggyback” on a registration statement filed by the Company for the offer and sale of Common Stock, is offered the opportunity to participate on a basis consistent with such contractual rights in such Underwritten Sale.

The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Lock-Up Securities except in compliance with the foregoing restrictions. This Agreement shall automatically terminate, and the undersigned shall be released from its obligations hereunder, upon the earliest to occur, if any, of (i) prior to the execution of the Underwriting Agreement, the Company advises Leerink in writing that it has determined not to proceed with the Public Offering, (ii) the Company files an application to withdraw the registration statement related to the Public Offering, (iii) the Underwriting Agreement is executed but is terminated prior to the closing of the Public Offering (other than the provisions thereof which survive termination), or (iv) July 31, 2015, in the event that the Underwriting Agreement has not been executed by such date.

The undersigned understands that the Underwriters are entering into the Underwriting Agreement and proceeding with the Public Offering in reliance upon this Agreement.

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INTERWEST PARTNERS IX, LP

By: InterWest Management Partners IX, LLC,
its General Partner

By:

Name:

Title:

[Signature Page to Lock-Up Agreement]